UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 21, 2007

Xplore Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-52697 (Commission File No.)	26-0563295 (I.R.S. Employer Identification No.)

14000 Summit Drive, Suite 900
Austin, Texas 78728
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(512) 336-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.     Unregistered Sales of Equity Securities.

On September 21, 2007, Xplore Technologies Corp. (the “Company”) raised $7,387,000 in gross proceeds through the private placement to accredited investors of 14,774,000 shares of its Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and warrants to purchase 7,387,000 shares of its common stock. The Company sold the shares of Series C Preferred Stock and warrants to the investors in Units, at a price of $0.50 per Unit. Each Unit consisted of one share of Series C Preferred Stock and one warrant to purchase one-half of one share of the Company’s common stock. Phoenix Venture Fund LLC, the Company’s largest stockholder, purchased an aggregate 3,320,000 Units for an aggregate purchase price of $1,660,000. The Company intends to use the net proceeds from the private placement for working capital and general corporate purposes.

The Series C Preferred Stock is pari passu with the Company’s Series A and Series B Convertible Preferred Stock in terms of dividends, liquidation and voting. The Series C Preferred Stock carries a 5% cumulative dividend that may be paid, at the option of the Company, in either cash or common stock. The shares of Series C Preferred Stock are convertible initially on a one-for-one basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events.  The warrants issued to the investors are exercisable immediately, at an exercise price of $0.50 per share, and will terminate on September 21, 2009.

In connection with the private placement, the Company paid to selling agents aggregate commissions of $113,220 and issued warrants to the selling agents to purchase an aggregate 226,440 shares of its common stock. The warrants issued are exercisable immediately, at an exercise price of $0.50 per share, and will terminate on September 21, 2009.

In connection with a standby letter of commitment with SG Phoenix LLC (“SG Phoenix”), an affiliate of the Company’s principal stockholder Phoenix Venture Fund LLC, SG Phoenix agreed to purchase or caused to be purchased up to 14 million Units, at the offering price of $0.50 per Unit, less the aggregate amount of Units sold by the Company’s selling agents in the private placement. In connection with the private placement, SG Phoenix purchased or caused to be purchased 11 million Units at an aggregate purchase price of $5.5 million and the Company paid to SG Phoenix a fee of $330,000 and issued warrants to SG Phoenix to purchase an aggregate of 660,000 shares of its common stock. The warrants issued are exercisable immediately, at an exercise price of $0.50 per share, and will terminate on September 21, 2009.

The Company has agreed to register the shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants issued in connection with the private placement. In addition, the Company has agreed to provide “piggy-back” registration rights with respect to the shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants issued in connection with the private placement.

The securities issued in connection with the private placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder. The securities issued are not registered under the Securities Act and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

A copy of the form of subscription agreement, the form of warrant and the form of registration rights agreement is attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively. On

September 24, 2007, the Company issued a press release announcing the consummation of the private placement, a copy of which is attached as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits

10.1         Form of Subscription Agreement

10.2         Form of Warrant

10.3         Form of Registration Rights Agreement

99.1         Press Release of the Company dated September 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

XPLORE TECHNOLOGIES CORP.

Date: September 25, 2007	By:	/s/ Michael J. Rapisand
Michael J. Rapisand
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Subscription Agreement
10.2	Form of Warrant
10.3	Form of Registration Rights Agreement
99.1	Press Release of the Company dated September 24, 2007